EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-151632 on Form S-1 of our report dated March 31, 2011 relating to the financial statements of Superfund Gold, L.P., Superfund Gold, L.P. — Series A, and Superfund Gold, L.P. — Series B, and of our report dated May 4, 2011, relating to the statement of financial condition of Superfund Capital Management, Inc., both appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
May 4, 2011